EXHIBIT 23.22

CONSENT OF JOHN NILSSON, P. ENG.

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Equinox Gold Corp.

/s/ John Nilsson
By: John Nilsson, P. Eng.

Dated: June 18, 2025